EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Earnings per Share Increased 47% in FY15 Second Quarter

Second Quarter Highlights:

•	Sales improved 5.9% to $147.0 million

•	Gross margin of 32.1% tied for highest level in the Company’s history as a public company

•	Operating margin improved to 11.0%, up 220 basis points; 47.3% operating leverage

•	Generated $6.3 million of cash from operations

•	EPS increased 47.2% to $0.53

AMHERST, NY, October 24, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal 2015 second quarter, which ended September 30, 2014.

Net sales were $147.0 million, up $8.1 million, or 5.9%, from the prior-year period driven by volume growth in the U.S., Asia Pacific, and Latin America, as well as improved pricing and one additional shipping day. Sales from the Unified Industries acquisition, which was acquired in February 2014, were $2.9 million in the second quarter. Foreign exchange translation had a negative impact on sales of $0.4 million in the quarter compared with the prior-year period.

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our strong results for the quarter demonstrate the success of our expanded global sales presence, product innovation and lean operations. Our global diversification provided robust growth in emerging economies, while our leading position in North America also delivered excellent expansion. We believe higher sales are driven by the effectiveness of leveraging our valued global brands and our focus on providing responsive service, on-time deliveries and top quality products for our customers. The 47% operating leverage in the quarter displayed the importance of our lean business model, which translate into strong cash generation. We expect higher sales to continue through the second half of the year with corresponding healthy leverage."

U.S. sales, which comprised 58% of total sales, were up by $6.1 million, or 7.7%, to $84.9 million compared with the second quarter of fiscal 2014. Increased volume, the incremental contribution from the Unified Industries acquisition and the benefit of one additional shipping day were the drivers of improved sales.

Sales outside of the U.S. were up $2.1 million, or 3.5%, to $62.1 million for the quarter. Improved sales volume in emerging economies was offset by weakness in Europe. Pricing along with the benefit of one additional shipping day more than offset the negative impact from foreign currency translation of $0.4 million.

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

The fluctuation in sales for the second quarter of fiscal 2015 compared with the second quarter of fiscal 2014 is summarized as follows:

($ in millions)	$ Change	% Change
Unified Industries Acquisition	2.9	2.1%
Additional shipping day	2.2	1.6%
Volume	2.1	1.6%
Pricing	1.3	0.9%
Foreign currency translation	(0.4)	(0.3)%
Total	$8.1	5.9%

Gross Margin Expands to Record 32.1%

Gross profit increased to $47.2 million, up $2.9 million compared with the prior-year period. Gross margin improved 20 basis points over the prior-year quarter to a record tying 32.1%. This was the sixteenth consecutive quarter of year-over-year gross margin improvement. The increase was driven by improved volume and mix, pricing and the contribution from the Unified Industries acquisition.

($ in millions)	Impact on Gross Profit
Unified Industries acquisition	$1.2
Volume and mix	$0.9
Pricing net of material cost inflation	$0.9
Product liability	$0.3
Foreign currency translation	$(0.1)
Inventory adjustments	$(0.3)
Total	$2.9

Selling expense was down $0.1 million to $17.1 million when compared with the second quarter of fiscal 2014. As a percent of revenue, selling expense was 11.7% compared with 12.4% in the same period last year. Cost control more than offset the impact of incremental selling expense associated with the Unified Industries acquisition. When compared with the prior-year period, the Unified Industries acquisition added $0.2 million to selling expense and foreign currency translation favorably impacted selling expense by $0.1 million in the second quarter.

General and administrative (G&A) expense was $13.3 million, down $0.9 million from the prior-year period. The prior-year period included approximately $0.6 million in non-recurring costs. Cost discipline and the ability to leverage the Company's infrastructure drove improved G&A as a percent of sales to 9.0% compared with 10.2% in the prior-year period. The recent Unified Industries acquisition added $0.2 million to G&A expense.

Total selling, general and administrative (SG&A) expense of $30.4 million was down by 3.2% from $31.4 million in the second quarter of fiscal 2014, despite higher sales. We expect SG&A to range between $31 million to $32 million per quarter for the remainder of the fiscal year. Operating income increased by 31.3% to $16.1 million from operating income of $12.3 million in the prior-year period. Operating margin expanded 220 basis points to 11.0% in the quarter.

The effective tax rate in the quarter was 21.1% which was lower than the expected level due to a recently issued tax regulation that will result in the utilization of certain tax credits relating to previous fiscal years. For the year, the effective tax rate is expected to be in the range of 27% to 32%.

Second quarter fiscal 2015 net income increased significantly to $10.6 million, or $0.53 per diluted share. This compares with $7.1 million, or $0.36 per diluted share, in the 2014 second quarter.

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

Consistently Strong Cash Generation

Cash provided by operations was $6.3 million in the second quarter. Working capital as a percentage of sales improved to 22.1% at the end of the second quarter of 2015, compared with 22.4% at the end of fiscal 2015’s first quarter. Improved working capital as a percent of sales was driven by inventory management and lower accounts receivable as a percent of sales.

Capital expenditures for the first half of fiscal 2015 were $7.6 million. Of this total, $2.3 million was associated with the implementation of a new enterprise resource planning system. The Company expects fiscal 2015 capital spending to be about $20 million, the majority of which is dedicated to productivity and growth projects followed by maintaining existing capacity and the implementation of our global ERP system.

Cash and cash equivalents were $114.5 million at September 30, 2014. Gross debt at September 30, 2014 was $151.2 million. The $150 million of outstanding 7 7/8 notes due in 2019 are redeemable on or after February 1, 2015 at a redemption price of 103.938%. This reduces to 101.969% and 100% on February 1, 2016 and 2017, respectively. The Company will evaluate refinancing opportunities over the rest of the fiscal year in light of executing its strategic growth plans including possible acquisitions. Debt, net of cash, was $36.7 million, or 10.8% of net total capitalization.

First Half Fiscal 2015 Review

Net sales for the first six months of fiscal 2015 were $289.9 million, up $12.2 million, or 4.4%, from the same period in fiscal 2014. Sales to the U.S., which represented 58% of total sales, were up 3.7% to $166.8 million. Non-U.S. sales of $123.1 million in the first half of fiscal 2015 increased by 5.4% from the prior-year period and represented 42% of total sales. Acquisitions added $6.8 million to sales and foreign currency translation had a $0.5 million positive impact on sales during the first half of fiscal 2015.

Gross profit in the first half of fiscal 2015 increased 5.7% to $92.7 million over the same period in fiscal 2014. Gross margin as a percent of sales of 32.0% increased 40 basis points over the prior-year period. Improved gross margin reflects the impact of acquisitions and improved pricing net of inflation.

Selling expenses for the first six months of fiscal 2015 were $35.0 million, an increase of 3.0% over the prior-year period. Selling expense as a percent of sales decreased to 12.1% compared with 12.3% in the same period in fiscal 2014. G&A expense of $27.4 million for the first half of 2015 was up by 1.3% over the prior-year period. As a percent of sales, G&A expense was 9.4%, which is a 30 basis point decrease from 9.7% in the first half of fiscal 2014.

First half fiscal 2015 operating income of $29.1 million was up 13.3%, or $3.4 million, over the same period in fiscal 2014. Operating margin as a percent of sales was 10.1% and represents an 80 basis point improvement over the prior-year period. First half fiscal 2015 sales growth resulted in operating leverage of 28.1%.

Net income was $17.3 million for the first six months of fiscal 2015 and increased by 22.6%, or $3.2 million, over the prior-year period. Diluted earnings per share of $0.86 improved by $0.15 per diluted share over the prior fiscal year’s first six months.

Quoting and Order Activity Implies Continued Growth

Mr. Tevens commented, “We are encouraged with the level of our quoting and order activity, customer response to our marketing initiatives and the rate of acceptance of our recent product introductions. Orders are up in the low- to mid-single digit range for many of our products, excluding large capital equipment or project-type orders. Our focus remains on the needs of our customers. This drives us to develop new and innovative products, invest in geographic regions and markets where our reliable products are needed, and deliver them when they are needed. We believe this all leads to excellent customer satisfaction. Additionally, we continue to focus our energies on acquisitive growth that can add product breadth and expand our market reach to help serve our customers and create value for our shareholders.”

Backlog was $82.2 million at September 30, 2014, a decrease of $6.1 million, or 6.9%, from backlog of $88.3 million at June 30, 2014. Although the typical time to convert most of the backlog to sales is from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months. Backlog is not necessarily a leading indicator of sales for the Company. Approximately 70%, or $57.2 million, of backlog at quarter end is expected to ship prior to the end of the third quarter fiscal 2015. Backlog that represents longer-lead-time project orders was $25.0 million, or 30% of total backlog. These projects are scheduled for shipment beyond December 31, 2014 and compares with project backlog of $27.3 million at the end of the trailing first quarter and $34.4 million at September 30, 2013.

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. In September 2014, U.S. industrial capacity utilization improved to 78.1%, compared with 76.7% in September 2013, and 77.9% in June 2014. Eurozone capacity utilization increased to 79.8% in the quarter ended September 30, 2014 compared with 78.3% during the quarter ended September 30, 2013, and was up slightly from 79.5% in the trailing quarter ended June 30, 2014. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through November 21, 2014 by dialing 203-369-3393. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until November 21, 2014. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	September 30, 2014	September 30, 2013	Change
Net sales	$146,991	$138,852	5.9%
Cost of products sold	99,835	94,592	5.5%
Gross profit	47,156	44,260	6.5%
Gross profit margin	32.1%	31.9%
Selling expense	17,146	17,281	-0.8%
General and administrative expense	13,300	14,167	-6.1%
Amortization	576	526	9.5%
Income from operations	16,134	12,286	31.3%
Operating margin	11.0%	8.8%
Interest and debt expense	3,264	3,372	-3.2%
Investment income	(465)	(276)	68.5%
Foreign currency exchange (gain) loss	(169)	195	NM
Other (income) expense, net	69	(1,261)	NM
Income before income tax expense	13,435	10,256	31.0%
Income tax expense	2,836	3,134	-9.5%
Net income	$10,599	$7,122	48.8%

Average basic shares outstanding	19,950	19,655	1.5%
Basic income per share:
Basic income per share	$0.53	$0.36	47.2%

Average diluted shares outstanding	20,187	19,959	1.1%
Diluted income per share:
Diluted income per share	$0.53	$0.36	47.2%

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Six Months Ended
	September 30, 2014	September 30, 2013	Change
Net sales	$289,923	$277,743	4.4%
Cost of products sold	197,202	189,992	3.8%
Gross profit	92,721	87,751	5.7%
Gross profit margin	32.0%	31.6%
Selling expense	35,037	34,028	3.0%
General and administrative expense	27,379	27,017	1.3%
Amortization	1,165	985	18.3%
Income from operations	29,140	25,721	13.3%
Operating margin	10.1%	9.3%
Interest and debt expense	6,633	6,743	-1.6%
Investment income	(667)	(492)	35.6%
Foreign currency exchange (gain) loss	(212)	420	NM
Other (income) expense, net	(108)	(1,172)	(90.8)%
Income before income tax expense	23,494	20,222	16.2%
Income tax expense	6,162	6,080	1.3%
Net income	$17,332	$14,142	22.6%

Average basic shares outstanding	19,900	19,587	1.6%
Basic income per share:
Basic income per share	$0.87	$0.72	20.8%

Average diluted shares outstanding	20,148	19,866	1.4%
Diluted income per share:
Diluted income per share	$0.86	$0.71	21.1%

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2014	March 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,481	$112,309
Trade accounts receivable	79,874	93,223
Inventories	100,062	97,576
Prepaid expenses and other	22,196	23,444
Total current assets	316,613	326,552

Net property, plant, and equipment	76,122	78,687
Goodwill	116,978	119,303
Other intangibles, net	18,686	20,842
Marketable securities	22,149	21,941
Deferred taxes on income	20,909	23,406
Other assets	8,217	7,943
Total assets	$579,674	$598,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$26,007	$35,359
Accrued liabilities	44,325	52,348
Current portion of long-term debt	711	1,588
Total current liabilities	71,043	89,295

Senior debt, less current portion	1,628	2,020
Subordinated debt	148,822	148,685
Other non-current liabilities	55,486	67,388
Total liabilities	276,979	307,388

Shareholders’ equity:
Common stock	200	198
Additional paid-in capital	200,759	198,546
Retained earnings	150,354	133,820
ESOP debt guarantee	—	(142)
Accumulated other comprehensive loss	(48,618)	(41,136)
Total shareholders’ equity	302,695	291,286
Total liabilities and shareholders’ equity	$579,674	$598,674

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Six Months Ended
	September 30, 2014	September 30, 2013
Operating activities:
Net income	$17,332	$14,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,317	6,324
Deferred income taxes and related valuation allowance	(404)	(1,249)
Net gain on sale of real estate, investments, and other	(350)	(1,543)
Stock based compensation	1,919	1,758
Amortization of deferred financing costs and discount on debt	434	436
Property casualty loss	250	—
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	11,138	5,074
Inventories	(6,070)	(10,433)
Prepaid expenses	63	(1,024)
Other assets	(322)	684
Trade accounts payable	(6,301)	(5,366)
Accrued liabilities	(5,681)	(1,353)
Non-current liabilities	(6,586)	(5,741)
Net cash provided by operating activities	12,739	1,709

Investing activities:
Proceeds from sale of marketable securities	976	3,724
Purchases of marketable securities	(787)	(2,597)
Capital expenditures	(7,585)	(8,033)
Purchase of business, net of cash acquired	—	(5,847)
Other	16	—
Net cash used for investing activities	(7,380)	(12,753)

Financing activities:
Proceeds from stock options exercised	1,099	838
Repayment of debt	(1,220)	(295)
Change in ESOP guarantee	(779)	206
Dividends paid	(1,591)	—
Net cash (used for) provided by financing activities	(2,491)	749

Effect of exchange rate changes on cash	(696)	454

Net change in cash and cash equivalents	2,172	(9,841)
Cash and cash equivalents at beginning of year	112,309	121,660
Cash and cash equivalents at end of period	$114,481	$111,819

Columbus McKinnon Earnings per Share Increased 47% in FY 2015 Second Quarter
October 24, 2014

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2014		March 31, 2014		September 30, 2013
Backlog (in millions)	$82.2		$86.8		$91.9

Trade accounts receivable
days sales outstanding	49.4	days	52.9	days	50.4	days

Inventory turns per year
(based on cost of products sold)	4.0	turns	4.5	turns	3.6	turns
Days' inventory	91.3	days	81.1	days	101.4	days

Trade accounts payable
days payables outstanding	23.7	days	29.2	days	28.3	days

Working capital as a % of sales	22.1%		21.7%		21.5%

Debt to total capitalization percentage	33.3%		34.3%		37.0%

Debt, net of cash, to net total capitalization	10.8%		12.1%		13.4%

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 15	63	64	60	63	250

FY 14	64	63	61	62	250